Exhibit 23.2

Board of Directors
Aberdene Mines Limited
Vancouver, British Columbia
Canada

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our audit report dated August 5, 2002, on the financial statements of Aberdene Mines Limited as of June 30, 2002, for the filing with and attachment to the Form S-8.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
 Spokane, Washington

June 17, 2004